EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 33-391420) on Form S-8 of RTI International Metals, Inc. of our report dated June 22, 2007 with respect to the statements of net assets available for benefits of the RTI International Metals, Inc. Employee Savings and Investment Plan as of December 31, 2006 and 2005, and the related statement of changes in net assets available for benefits for the year ended December 31, 2006, and the related supplemental schedule H, line 4i — schedule of assets (held at end of year), which report appears in the December 31, 2006 annual report on Form 11-K of the RTI International Metals, Inc. Employee Savings and Investment Plan.
/s/ BEARD MILLER COMPANY LLP
Pittsburgh, Pennsylvania
June 22, 2007

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